UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 5, 2014

Trulia, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35650	20-2958261
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

116 New Montgomery Street, Suite 300

San Francisco, California 94105

(Address of principal executive offices, including zip code)

(415) 648-4358

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

On June 5, 2014, the Compensation Committee of the Board of Directors (the “Committee”) of Trulia, Inc. (the “Company”), granted to Paul Levine, the Company’s Chief Operating Officer, 51,746 restricted stock units (“RSUs”), and an option to purchase 103,492 shares of the Company’s common stock, in each case pursuant to the 2012 Equity Incentive Plan, as amended (the “Plan”). The RSUs will vest over four years, with one-sixteenth (1/16th) of the total shares underlying the RSUs vesting on August 13, 2014 and one-sixteenth (1/16th) of the total shares underlying the RSUs vesting on each subsequent Company quarterly vesting date, subject to Mr. Levine continuing to provide services to the Company through each applicable vesting date. The option will vest as to 1/48th of the underlying shares on the monthly anniversary of June 1, 2014 over a four-year period, subject to Mr. Levine continuing to provide services to the Company through each applicable vesting date. The option has an exercise price per share of $38.65, representing the closing price of the Company’s common stock on June 5, 2014. In making these grants, the Committee considered certain subjective factors related to the Company’s compensation philosophy and objectives, internal compensation parity, as well as the contributions expected from, and responsibilities of, Mr. Levine.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRULIA, INC.

By:	/s/ Scott Darling
Scott Darling Vice President and General Counsel

Date: June 9, 2014